Exhibit 10.11

Execution Copy

AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT (this “Agreement”) is made as of March      , 2018, by and among CL Holdings, LLC, a Delaware limited liability company, FMT Services, LLC, a Nevada limited liability company (collectively, the “Company”), and David Burton (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 8 of this Agreement.

WHEREAS, Executive has been party to the Senior Management Agreement with JCAP Holdings, LLC and FMT Services, LLC, dated August 3, 2012 (the “Prior Agreement”);

WHEREAS, pursuant to the Agreement and Plan of Merger by and among JCAP Topco LLC, JCAP Acquisition LLC, JCAP Holdings, LLC and Flexpoint Fund II, L.P., solely in its capacity as the representative for JCAP Holdings, LLC’s unitholders, dated December 22, 2017 (the “Merger Agreement”), it is expected that JCAP Acquisition LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of JCAP Topco LLC, will merge with and into JCAP Holdings, LLC with JCAP Holdings, LLC being the surviving entity of such merger (the “Merger”);

WHEREAS, this Agreement will take effect automatically upon the Closing (as such term is defined in the Merger Agreement) (the “Effective Date”) and at such time, the Prior Agreement will automatically terminate and be superseded by this Agreement; provided, however, that until the Effective Date, the Prior Agreement will continue to be effective in accordance with its terms; provided, further, that if the Merger Agreement is terminated without the consummation of the Merger, this Agreement will automatically terminate and be null and void ab initio; and

WHEREAS, as of the Effective Date, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.              Employment. The Company agrees to employ Executive, and Executive accepts such employment, for the period beginning on the Effective Date hereof and ending upon Executive’s separation pursuant to Section 4 hereof (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, the employment of Executive shall be “at-will” at all times. Except as otherwise provided herein, upon and after such termination, all obligations of the Company under this Agreement shall cease.

2.              Position and Duties.

(a)            During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority implied by such position and such other activities as are reasonably directed by the Board, subject in each case to the power of the Board and the board of managers of the Company to expand, limit or otherwise alter such duties, responsibilities, positions and authority and to otherwise override actions of officers.

(b)            Executive shall report to the Board, and Executive shall devote Executive’s best efforts and Executive’s full business time and attention to the business and affairs of the Company and the other Subsidiaries of the Company; provided that Executive shall be permitted to serve as a member of the board of directors (or similar governing body) of nonprofit entities with the prior written consent of the Board.

3.             Salary. Bonus and Benefits.

(a)            Salary. Commencing upon the date hereof and continuing until a Separation, the Company will pay Executive a base salary at a rate of $600,000 per annum (the “Annual Base Salary”), payable in accordance with the Company’s standard payroll practices in effect from time to time. The Board will review and may adjust Executive’s Annual Base Salary for possible merit based increases of up to 5%. All amounts payable to Executive hereunder shall be subject to such deductions and withholdings as are required by law or by policies of the Company related to income tax withholding.

(b)            Annual Bonus. For each calendar year ending during the Employment Period, Executive shall be eligible for an annual bonus with a target bonus opportunity equal to fifty percent (50%) of Executive’s Annual Base Salary, as determined by the Board based upon the performance of Executive and the achievement by the Company, and the other Subsidiaries of the Company of financial, operating and other objectives set by the Board (the “Eligible Bonus”). For the avoidance of doubt, in any given year, the amount of the Eligible Bonus may be zero, and Executive acknowledges and agrees that the payment of an Eligible Bonus is not in any way consideration for the restrictive covenants set forth in Section 6 and Section 7. Executive’s eligibility to receive any Eligible Bonus payable pursuant to this Section 3(b) shall be contingent upon Executive being employed by the Company on December 31 of the year for which the Eligible Bonus applies. The Eligible Bonus, if any, shall be paid no later than February 15 of the year following the year for which the Eligible Bonus, if any, is earned.

(c)            Benefits. During the Employment Period, Executive will be entitled to (A) for business travel on behalf of the Company, first class air travel on any flights that have two classes of seats and business class air travel on any flights that have three classes of seats, (B) reimbursement of Executive’s dues for the Young Presidents’ Organization up to $12,000 per year, (C) reimbursement of Executive’s expenses for participation in the Young Presidents’ Organization for educational opportunities and events up to $10,000 per year, (D) payment by Company directly to the third party tax preparation provider of Executive’s choosing for all out-of-pocket costs for the preparation of Executive’s annual tax returns up to $10,000 per year for each of the years 2017 and 2018 as a result of Executive being treated as a partner and employee of the Company for tax purposes with said payment to be made by Company to the respective third party tax preparation provider within thirty (30) days of receipt of the invoice for the respective tax preparation services, and (E) such other benefits as are approved by the Board and made generally available to all senior management of the Company.

4.             Separation. The Employment Period will continue until the earlier of (i) Executive’s resignation, death or Disability and (ii) the Company terminates Executive’s employment with or without Cause. If Executive’s employment is terminated by resignation of Executive with Good Reason or by the Company without Cause, then the Company shall pay to Executive during the period beginning on the date of the Separation and ending on the first anniversary of the date of Separation (the “Severance Period”) an aggregate amount equal to eighteen (18) months of Executive’s then current Annual Base Salary, payable in substantially equal installments on the Company’s regular salary payment dates as in effect on the date of the Separation but in no event less frequently than monthly (the “Severance Payments”). Notwithstanding anything herein to the contrary, (A) Executive shall not be entitled to receive any Severance Payments pursuant to this Section 4 unless Executive has executed and delivered to the Company a general release of claims in form attached hereto as Exhibit A (and such release is in full force and effect and has not been revoked within 60 days of the date of the Separation) (the “General Release”), which General Release shall be delivered to Executive within seven calendar days after Executive’s Separation; provided, that if such 60 day period spans two taxable year of Executive, the Severance Payments shall not commence until the second taxable year, with the first payment including any payments that would have been made had the 60-day delay period provided herein not applied, and (B) Executive shall be entitled to receive Severance Payments only so long as Executive has not breached any of the provisions of the General Release or Section 6 or Section 7 hereof.

5.             Code Section 409A.

(a)            The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)            Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment under Section 6 hereof that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall not be made until the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5(b) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” A “separation from service” generally means the date on which Executive is no longer performing services for the Company. Executive shall not have a separation from service while on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as Executive retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services. Executive will be deemed to have separated from service if it is reasonably anticipated based on the facts and circumstances that Executive will perform no further services after a certain date or that the level of bona fide services Executive would perform after such date would permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of services if Executive has been providing services for less than thirty-six (36) months).

(d)            For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)            Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

6.             Confidential Information.

(a)            Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including trade secrets) obtained by Executive during the course of Executive’s employment with the Company concerning the business or affairs of the Company, and its Subsidiaries and Affiliates (“Confidential Information”) are the property of the Company or such Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s and its Subsidiaries’ and Affiliates’ businesses or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that Executive will not disclose to any unauthorized Person or use for Executive’s own account any Confidential Information without the Board’s prior written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive shall take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and/or theft. Executive shall deliver to the Company at a Separation, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries and/or Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which Executive may then possess or have under Executive’s control.

(b)            Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or such Subsidiary or Affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c)            Third Party Information. Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 6(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or its Subsidiaries and Affiliates) or use, except in connection with Executive’s work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board (other than Executive) in writing.

7.             Noncompetition and Nonsolicitation. Executive acknowledges that in the course of Executive’s employment with the Company Executive has and will become familiar with the Company’s and its respective Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning the Company and such Subsidiaries and Affiliates and that Executive’s services will be of special, unique and extraordinary value to the Company and such Subsidiaries and Affiliates. Therefore, Executive agrees that, without limiting any other obligation pursuant to this Agreement:

(a)            Noncompetition. During the Employment Period and the 18-month period immediately following the Employment Period (such period, together with the Employment Period, is referred to herein as the “Restricted Period”), Executive shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business which, anywhere in the United States or the United Kingdom, (i) engages in the businesses of acquiring or servicing charged-off receivables associated with (A) normal delinquency charged-off accounts, (B) charged-off accounts associated with Chapter 13 or Chapter 7 Bankruptcy-related debt or (C) charged-off accounts acquired through a balance transfer program, (ii) engages in any of the businesses of the Company or any of its Subsidiaries and Affiliates or (iii) engages in any other business for which the Company or any of its Subsidiaries and Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its Subsidiaries or Affiliates within the one-year period immediately preceding the Separation. Nothing herein shall prohibit Executive from being a passive owner of no more than 1% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)            Nonsolicitation. During the Restricted Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries or Affiliates to leave the employ of the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company or any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries or Affiliates at any time during the 12-month period preceding the termination of Executive’s employment, (iii) induce or attempt to induce any customer, broker, supplier, licensee, consultant or other business relation of the Company or any of its Subsidiaries or Affiliates to cease doing business with the Company or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such Subsidiary or Affiliate (including, without limitation, by making any negative statements about the Company or any such Subsidiary or Affiliate) or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its Subsidiaries or Affiliates and with which the Company or any of its Subsidiaries or Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its Subsidiaries or Affiliates at any time within the one-year period immediately preceding a Separation.

(c)            Enforcement. If, at the time of enforcement of Section 6 or this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that the Company and its Subsidiaries and Affiliates would be irreparably harmed by, and money damages would be an inadequate remedy for, any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company, its Subsidiaries and Affiliates and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(d)            Additional Acknowledgments. Executive acknowledges that the provisions of this Section 7 are in consideration of: (i) employment with the Company, and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 6 and this Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of the Company and its Subsidiaries will be conducted throughout the United States and other jurisdictions where the Company or any of its Subsidiaries or Affiliates conduct business during the Employment Period, (y) notwithstanding the state of organization or principal office of the Company or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the United States and other jurisdictions where the Company or any of its Subsidiaries or Affiliates conduct business during the Employment Period, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where the Company or any of its Subsidiaries or Affiliates conduct business during the Employment Period in furtherance of the Company’s and its Subsidiaries’ and Affiliates’ business and their respective relationships. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries and Affiliates of the non-enforcement of any provision of Section 6 or this Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. In addition, Executive acknowledges and agrees that this Section 7 shall remain in full force and effect in accordance with its terms notwithstanding any change in Executive’s title, duties, compensation or benefits or the transfer of Executive’s employment to any of the Company’s Subsidiaries, and in any such case neither this Agreement nor any of the restrictive covenants contained herein will need to be reaffirmed or re-executed.

8.             Definitions.

“Affiliate” means with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Board” means the board of managers of CL Holdings, LLC.

“Business” means the business of acquiring or servicing charged-off receivables associated with (A) normal delinquency charged-off accounts, (B) charged-off accounts associated with Chapter 13 and Chapter 7 Bankruptcy-related debt or (C) charged-off accounts acquired through a balance transfer program.

“Cause” means (i) Executive’s conviction or entry of a plea of guilty or nolo contendere plea for a felony, a crime involving moral turpitude or any other act or omission involving dishonesty, breach of Executive’s duty of loyalty, or fraud with respect to the Company or any of its Subsidiaries or Affiliates or any of their employees or which has had or would have a material negative effect upon the Company or any of its Subsidiaries or Affiliates, (ii) substantial and repeated failure by Executive to perform duties of the office held by Executive or as reasonably directed by the Board, (iii) gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company or any of its respective Subsidiaries or Affiliates or any of their customers, suppliers, employees or other business relation, (iv) a material failure to observe policies or standards regarding employment practices (including, without limitation, nondiscrimination, sexual harassment and alcohol and drug-use policies), in each case, as approved by the Board from time to time, (v) any conduct causing the Company or any of its Subsidiaries or Affiliates substantial public disgrace or disrepute or substantial economic harm and/or (vi) a material breach by Executive of this Agreement which, if susceptible of cure, has not been cured within ten business days after notice of the breach has been delivered to Executive in writing.

“Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is, or is reasonably expected to be, unable to effectively perform the essential functions of Executive’s duties for a continuous period of more than 90 days or for any 180 days (whether or not continuous) within a 365 day period, as determined by the Board in good faith.

“Good Reason” means (i) a reduction in Executive’s then effective Annual Base Salary (except in connection with a general reduction of the salaries of the senior executives of the Company or its Subsidiaries and Executive’s reduction is 10% or less), (ii) the Company’s failure to timely pay Executive’s Annual Base Salary and Eligible Bonus, if any, set forth in Section 3 of this Agreement, (iii) Executive being removed as the Chief Executive Officer of the Company or being required to report to someone other than the Company’s Board of Directors, or (iv) the relocation of Executive’s principal office to a location which is more than 50 miles outside of Minneapolis, Minnesota metropolitan area (provided that, Executive acknowledges and agrees that Executive will be required to spend as much time as is necessary at the Company’s St. Cloud, Minnesota location (or any successor location) to perform his responsibilities and duties hereunder and such obligation will not constitute Good Reason for any reason), in each case, without the prior written consent of Executive; provided that, in order for an event to constitute Good Reason for any purpose hereunder, Executive must, within 30 days after the occurrence of such event, provide the Board with written notice of Executive’s objection to such event, and, even if such notice is timely delivered, such event shall not constitute Good Reason for any purpose hereunder if substantially all detriment otherwise resulting to Executive from such action can by cured by appropriate action which the Company causes to be taken within 30 days following the Board’s receipt of Executive’s written notice; provided, further, in order for an event to constitute Good Reason for any purpose hereunder, in the event of the Company’s failure to cure such event, Executive must, within 45 days following the expiration of the Company’s 30-day cure period, deliver a written notice to the Company of Executive’s resignation, which resignation shall be effective on the 30th day following the Company’s receipt of such notice.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof

“Separation” means Executive ceasing to be employed by the Company and its Subsidiaries for any reason (including, without limitation, termination of Executive by any such Person with or without Cause or the resignation by Executive with or without Good Reason).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

9.             Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to Company:

CL Holdings, LLC

16 McLeland Road

St. Cloud, MN 56303

Facsimile:	(952) 525-1531
Attention:	[•]

with copies to:

J.C. Flowers & Co. LLC
767 Fifth Avenue, 23rd Floor
New York, NY 10153

Facsimile:	(212) 404-6898
Attention:	Tom Harding

Sally Rocker

If to Executive:

David Burton

11482 Cedar Pass

Minnetonka, MN 55305
Facsimile: (952) 525-1531

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

10.            General Provisions.

11.            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.            Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement will take effect automatically upon the Effective Date and at such time the Prior Agreement automatically will terminate and be superseded by this Agreement; provided, however, that until the Effective Date, the Prior Agreement will continue to be effective in accordance with its terms; provided, further that if the Merger Agreement is terminated without consummation of the Merger, this Agreement will automatically terminate and be null and void ab initio.

13.            No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.            Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.            Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assigned or delegated.

16.            Choice of Law. The laws of the State of Minnesota will govern all questions concerning the relative rights of the Executive, Company and its securityholders and all other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

17.            MEDIATION TO COURT. EXECUTIVE AND THE COMPANY SPECIFICALLY AND KNOWINGLY AND VOLUNTARILY AGREE TO A MEDIATION CLAUSE SO THAT WITH RESPECT TO ANY CONTROVERSY, DISPUTE OR CLAIM WHICH HAS ARISEN OR SHOULD ARISE IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT, THE CESSATION OF EMPLOYMENT, OR IN ANY WAY RELATED TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE TO PARTICIPATE IN A NON BINDING MEDIATION PROCESS BRINGING ANY AND ALL SUCH CONTROVERSIES, DISPUTES, AND CLAIMS TO A MEDIATION TO BE ADMINISTERED BY JAMS PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES AND SUBJECT TO JAMS POLICY ON EMPLOYMENT ARBITRATION MINIMUM STANDARDS OF PROCEDURAL FAIRNESS, BY A MEDIATOR MUTUALLY AGREED TO BY THE PARTIES, AT A JAMS HEARING SITE LOCATED IN NEW YORK, NEW YORK. IN THE COURSE OF ANY MEDIATION PURSUANT TO THIS AGREEMENT, EXECUTIVE AND THE COMPANY AGREE (I) TO REQUEST THAT A WRITTEN AWARD BE ISSUED BY THE MEDIATOR IF THERE IS AN ACCEPTABLE MEDIATION, AND (II) THAT EACH SIDE IS ENTITLED TO RECEIVE IN ESSENCE ANY AND ALL RELIEF IT WOULD BE ENTITLED TO RECEIVE IN A COURT PROCEEDING. THE COMPANY WILL PAY FOR THE COSTS OF THE MEDIATION UP TO $25,000 AND ANY MEDIATION COSTS IN EXCESS OF SUCH AMOUNT SHALL BE BORNE ONE-HALF BY EXECUTIVE AND ONE-HALF BY THE COMPANY. THE PARTIES KNOWINGLY AND VOLUNTARILY AGREE TO ENTER INTO THIS MEDIATION CLAUSE. IF THE MEDIATION IS UNSUCCESSFUL IN RESOLVING THE DISPUTE, THE PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, NEW YORK, WAIVING HOWEVER ANY AND ALL RIGHTS THAT MIGHT OTHERWISE EXIST TO REQUEST A JURY TRIAL. IN ANY INSTANCE, EXECUTIVE AGREES THAT THE COMPANY HAS THE RIGHT TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF FROM A COURT WITH RESPECT TO THE ENFORCEMENT OF THE CONFIDENTIALITY, NON-SOLICITATION, NON-INTERFERENCE AND OTHER RESTRICTIVE COVENANTS OF THIS AGREEMENT. THIS IS INTENDED TO BE BOTH A POST-DISPUTE AND PRE-DISPUTE MEDIATION CLAUSE AS AN EFFORT TO RESOLVE DISPUTES PRIOR TO RESORTING TO THE COURTS (OTHER THAN THE INJUNCTIVE RELIEF NOTED ABOVE). THE PARTIES’ AGREEMENT TO MEDIATE DISPUTES INCLUDES, BUT IS NOT LIMITED TO, ANY CLAIMS OF UNLAWFUL DISCRIMINATION AND/OR UNLAWFUL HARASSMENT UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT, AND ANY OTHER FEDERAL, STATE, OR LOCAL LAW RELATING TO DISCRIMINATION IN EMPLOYMENT AND ANY CLAIMS RELATING TO WAGE AND HOUR CLAIMS AND ANY OTHER STATUTORY OR COMMON LAW CLAIMS TO THE MAXIMUM EXTENT PERMITTED BY LAW.

18.            Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries and Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph after the Employment Period, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts).

19.            Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

20.            Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

21.            Insurance. The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for a healthy person of Executive’s age. If the Company or any of its Subsidiaries has a “key-man” life insurance policy with respect to Executive at the time of Executive’s Separation, if Executive’s Separation was as a result of a termination by the Company without Cause or Executive’s resignation with Good Reason, upon Executive’s written request, the Company shall (or cause one of its Subsidiaries to) transfer such policy to Executive.

22.            Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

23.            Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company, including, without limitation, wages, bonuses, distributions, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity. In the event any such deductions or withholdings are not made, Executive shall indemnify the Company and each of its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto. Executive acknowledges and agrees that, other than as set forth herein, Executive is responsible for paying all taxes and filing all tax returns as a result of Executive being treated as a partner of the Company for tax purposes so long as Executive owns equity securities of the Company.

24.            Termination. This Agreement (except for the provisions of Sections 1, 2 and 3) shall survive a Separation and shall remain in full force and effect after such Separation.

25.            Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Execution Copy

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Senior Management Agreement as of the date first above written.

COMPANY:

CL Holdings, LLC

By:	/s/ David Burton
Name:
Its:

FMT Services, LLC

By:	/s/ David Burton
Name:
Its:

EXECUTIVE:

/s/ David Burton
Name: David Burton

Exhibit A

GENERAL RELEASE

I, David Burton, in consideration of and subject to the performance by CL Holdings, LLC, a Delaware limited liability company and FMT Services, LLC, a Nevada limited liability company (collectively, the “Company”), of their obligations under that certain Amended and Restated Senior Management Agreement, dated as of March      , 2018 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its subsidiaries and affiliates and all present and former managers, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and subsidiaries and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that the Severance Payments made to me under Section 4 of the Agreement represents consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Payments specified in Section 4 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or their affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in Sections 4 and 5 below, and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have (a) under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release or (b) with regard to (1) severance payments or benefits pursuant to and subject to the terms of Section 4 of the Agreement, (2) rights to any salary earned but unpaid prior to the termination of my employment or (3) rights to indemnification or coverage under any applicable article, by-law or insurance policy relating to directors or officers liability insurance or indemnification, subject to the terms and conditions governing such indemnification or coverage, (4) rights to any vested interest I may have in any 401(k), retirement account or Company equity, or (5) any other claim which may not be legally released or waived by me. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in Section 2 as of the execution of this General Release. I represent that I am not aware of any claim by me other than the claims that are released by this Agreement. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Notwithstanding the foregoing, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that I hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of any such charge or investigation.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I understand that my material breach of this Agreement (as determined by a court of competent jurisdiction), and in particular my violation of any of the restrictions set forth in this Agreement, shall eliminate my entitlement to any payments under this Agreement, including such payments already received and I shall be required, unless prohibited by applicable law, to immediately return any such amounts in the event of a breach. My obligations hereunder shall continue in effect notwithstanding any breach by me of this Agreement.

8.	I agree that I will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Agreement that is filed or instigated by me or on my behalf with any agency, court or other government entity. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will reimburse the costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, in the event that the Company or the other Released Parties prevails in such suit.

9.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.	I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts.

12.	I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data vase or other data.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON [•] TO CONSIDER IT OR, IF I TAKE FEWER THAN 21 DAYS TO REVIEW THIS RELEASE, I HEREBY WAIVE ANY AND ALL RIGHTS TO THE BALANCE OF THE 21-DAY REVIEW PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: [•]
David Burton